UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2006

DOBSON COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	000-29225	73-1513309
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
14201 Wireless Way
Oklahoma City, Oklahoma, 73134
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (405) 529-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On August 29, 2006, Dobson Communications Corporation (the “Company”) entered into Amendment No. 3 to Purchase and License Agreement (“Amendment No. 3”) with Nortel Networks Inc. (“Nortel Networks”). The Purchase and License Agreement between the Company and Nortel Networks (the “Purchase and License Agreement”), as well as Amendments No. 1 and No. 2 to such agreement, have been previously filed with the Securities and Exchange Commission. Amendment No. 3 further amended the Purchase and License Agreement as follows:
•	the term of the agreement was extended through December 31, 2008;

•	the volume commitment of the Company to purchase products was increased over the previous commitment under the agreement;

•	the liquidated damages payable by the Company to Nortel Networks for any shortfall in the volume commitment for purchases of products was reduced;

•	the Company’s co-marketing purchase commitments and Nortel Networks’ obligation to provide co-marketing funds under the agreement were stipulated as fulfilled for the calendar year 2005 and terminated as of January 1, 2006 for calendar year 2006;

•	the parties agreed upon annual purchase amounts for products under the agreement which, if achieved, would result in certain contributions of funds by Nortel Networks to the Company’s internal appreciation and other approved programs;

•	Nortel Networks agreed to provided the Company with extended support services for Nortel Networks GSM/GPRS/UMTS data core products at no additional cost to the Company during the term of the agreement;

•	the limitation on the number of subscribers under the GSM/GPRS software licenses was deleted;

•	the Company agreed to provide Nortel Networks with a UMTS award, keep its data networks comprised of Nortel Networks UMTS-type data core products and related services and grant Nortel Networks a right of first offer on UMTS-type products and services, subject to certain limitations;

•	Nortel Networks agreed to provide the Company with a certain number of power amplifier products; and

•	the parties modified certain pricing terms and certain aspects of the support services statement of work provisions in the agreement.
     The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3, which will be filed by the Company at a later date with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOBSON COMMUNICATIONS CORPORATION
Date: August 31, 2006	By:	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Senior Vice President and General Counsel